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                                                                    EXHIBIT 20.1



EDITORIAL CONTACTS:
Eric Keller                         Sheldon Dinkes
Aspect Telecommunications           Voicetek
(408) 325-2200                      (978) 250-9393


                 ASPECT TELECOMMUNICATIONS ANNOUNCES CLOSING OF
                              VOICETEK ACQUISITION

        Intelligent network and IVR software firm joins leading call center solutions provider


SAN JOSE, CA, MAY 11, 1998 -- Aspect Telecommunications (Nasdaq: ASPT), a global leader in mission-critical call center solutions, announced today the successful closing of the acquisition of privately held Voicetek Corporation of Chelmsford, MA, previously announced on April 1, 1998. Voicetek's approximately 200 employees will continue to be based primarily in Chelmsford, a Boston area suburb, and its former CEO, Sheldon Dinkes, will lead a newly formed OEM and intelligent network sales organization for Aspect.

Voicetek is a leading provider of software platforms and application solutions, including highly scalable, mission-critical interactive voice response (IVR) and network-deployed enhanced services solutions. Voicetek's products and partnerships will complement and enhance Aspect's set of integrated call center solutions, strengthening Aspect's current leadership position within the global call center market. The combined offerings of Voicetek and Aspect will, in the near term, provide a more extensive range of automation solutions and, in the future, enable Aspect to offer both network and customer premise-based call center solutions. These solutions will be developed for both Aspect's existing markets as well as the rapidly evolving telecommunications services industry.

Aspect paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding, converted all outstanding Voicetek options into approximately 450,000 Aspect options, and assumed certain operating assets and liabilities of Voicetek. As previously announced, Aspect expects to record a one-time charge against after-tax earnings of between $1.20 per share and $1.30 per share for purchased in-process technology and development expense in the quarter ended June 30, 1998.


                                     -more-
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ASPECT ACQUIRES VOICETEK, PAGE 2


ABOUT ASPECT TELECOMMUNICATIONS

Aspect Telecommunications provides comprehensive business solutions for mission-critical call centers worldwide. Aspect integrated call center products and services help businesses such as airlines, retail sales, financial services and communications enhance productivity, increase revenues and provide superior customer service. Aspect products include automatic call distributors, computer-telephony integration solutions, call center management and reporting software, automation solutions and planning and forecasting packages. The company also provides business applications consulting and systems integration services and around-the-clock support. Aspect is based in San Jose, California, with offices in North America, Europe and Asia-Pacific. For more information about Aspect Telecommunications, visit the company's Web site at www.aspect.com or call 1-800-226-8441.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 32E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under the safe-harbor provisions thereof. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected including the following: inability to successfully integrate the operations, technologies, products and/or personnel of the two companies in a successful, profitable, and timely manner; inability to realize anticipated synergies, economies of scale, or other value associated with the acquisition; inability to commercialize acquired technologies successfully or on a timely basis; diversion of management's attention and disruption of the Company's ongoing business; inability to retain key technical and managerial personnel of both companies; inability to establish and maintain uniform standards, controls, procedures, and policies; competitive responses to the transaction; and impairment of relationships with employees, vendors, and/or customers, including, in particular Voicetek's OEM and VAR relationships. Other risks that could cause actual results to differ materially from those projected are discussed in Aspect's Form 10-K for the fiscal year ended December 31, 1997. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Aspect and the Aspect logo are trademarks or registered trademarks of Aspect Telecommunications Corporation in the United States and/or other countries. All other product or service names mentioned in this document may be trademarks of the companies with which they are associated.

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